Exhibit 10.38

OPERATIONS TRANSFER AGREEMENT

This Operations Transfer Agreement (this “Agreement”), dated as of May 1, 2011 (the “Effective Date”), is by and between FIVE STAR QUALITY CARE-GA, LLC, a Delaware limited liability company (“Transferor”), and MT. KENN NURSING, LLC, a Georgia limited liability company (“New Operator”).

A.            Transferor is the licensee and operator of that certain nursing home as further described on Schedule I attached hereto (the “Facility”).

B.            SPTIHS Properties Trust, Transferor and New Operator are parties to that certain Purchase and Sale Agreement, dated as of the Effective Date, as the same may be amended from time to time (as so amended, the “Purchase Agreement”). Capitalized terms used and not otherwise defined in this Agreement shall have the meanings given such terms in the Purchase Agreement.

C.            In connection with the closing of the transactions contemplated by the Purchase Agreement, Transferor and New Operator wish to provide for an orderly transition of the operations of the Facility from Transferor to New Operator as of the Closing Date.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual obligations of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
ASSETS, LIABILITIES, AND OTHER MATTERS

1.1           Transferred Assets. Subject to and in accordance with the terms and conditions of the Purchase Agreement, Transferor will transfer to the New Operator all of Transferor’s right, title and interest, if any, in and to the following assets that are located at the Facility and that are held by it for use in connection with the operation of the Facility as of the Closing Date (collectively, the “Transferred Assets”): the FF&E related to the Facility and all Facility Records, Resident Agreements, Resident Trust Funds and Intangible Property at the Facility.

1.2           Computer Data. On the Closing Date, Transferor shall cooperate with New Operator and leave the data pertaining exclusively to the employees and residents of the Facility on computer software contained on the computers located at the Facility and management company’s Offices and provide New Operator with said data in an electronic format which is currently utilized by Transferor for downloading to New Operator’s computers. Notwithstanding the foregoing, Transferor shall have the right to replace the hard drives in any computers that are being acquired by New Operator with new hard drives within thirty (30) days following the Closing Date. In addition, New Operator shall indemnify, defend and hold harmless Transferor from and against any loss, claim or damage related to any improper disclosure of any such data in accordance with Section 1.13.

1.3           Medicare and Medicaid Provider Agreements.

(a)           At New Operator’s election, which election shall be exercised by notice given to Transferor on or prior to the expiration of the Inspection Period (as defined in the Purchase Agreement), and subject to the remaining terms and provisions of this Agreement, Transferor’s right, title and interest in and to the Medicare and Medicaid provider numbers and Medicare and Medicaid provider reimbursement agreements (individually the “Provider Agreement” and collectively the “Provider Agreements”) shall be assigned to and assumed by New Operator on the Closing Date, provided that (i) such assignment and assumption shall be permissible under applicable law, (ii) if any payments are owing to Transferor on account of any services provided at the Facility prior to the Closing, Transferor shall retain the right to receive such payments in accordance with the terms and conditions of this Agreement and (iii) if any payments are owing by Transferor to cure or satisfy any overpayments or defaults including but not limited to any refunds, repayments or unpaid civil money penalties due to the Medicare or Medicaid programs) under the Provider Agreements, Transferor shall remain liable for such payments.

(b)           Subject to Section 1.11, Transferor shall indemnify and defend New Operator and hold it harmless against and with respect to any and all damage, loss, liability, deficiency, cost and expense (including, without limitation, reasonable attorneys’ fees and expenses) arising out of the operation of the Facility by Transferor prior to the Closing Date, including but not limited to any overpayments made to Transferor under Transferor’s Provider Agreements or post-Closing Date rate adjustments related to the operation of the Facility prior to the Closing Date.

(c)           Subject to Section 1.11, New Operator shall indemnify, and defend Transferor and hold it harmless against and with respect to any and all damage, loss, liability, deficiency, cost and expense (including, without limitation, reasonable attorneys’ fees and expenses) arising out of the operation of the Facility by New Operator from and after the Closing Date, including but not limited to any overpayments made to New Operator under Transferor’s Provider Agreements or post-Closing Date rate adjustments related to the operation of the Facility from and after the Closing Date.

1.4           Excluded Liabilities. Except as expressly provided in this Agreement or the Purchase Agreement, New Operator shall not assume any claims, lawsuits, liabilities, obligations or debts of Transferor, whether statutory, regulatory, judicially created or constitutional, including without limitation: (a) malpractice or other tort claims, statutory or regulatory claims, claims of state or federal agencies whether civil or criminal, fraud-based claims or claims for breach of contract to the extent any such claims are based on acts or omissions of Transferor occurring on or before the Closing Date; (b) any accounts payable, taxes, or other obligation or liability of Transferor to pay money incurred by Transferor on or prior to the Closing Date; and (c) any other obligations or liabilities arising in whole or in part from Transferor’s acts or omissions prior to the Closing Date.

1.5           Transfer of Resident Trust Funds.

(a)           On the Closing Date, Transferor shall deliver to New Operator a list that, to the best of its knowledge, will be a true, correct and complete description of any Resident Trust Funds held by Transferor as of the Closing Date for any resident of the Facility.

(b)           On the Closing Date, pursuant to the Purchase Agreement, Transferor shall transfer the Resident Trust Funds to New Operator and New Operator shall accept the Resident Trust Funds in trust for the residents, in accordance with applicable statutory and regulatory requirements. Within ten (10) business days after the Closing Date, Transferor and New Operator will reconcile the Resident Trust Funds transferred from Transferor to New Operator.

(c)           New Operator shall not have responsibility to the applicable resident/responsible party and regulatory authorities to the extent that the Resident Trust Funds delivered by Transferor to New Operator pursuant to this Section with respect to any resident are demonstrated to be less than the full amount of the Resident Trust Funds for such resident as of the Closing Date or for claims which arise from actions or omissions of Transferor with respect to the Resident Trust Funds prior to the Closing Date. Transferor agrees to indemnify, defend and hold harmless New Operator from any losses, liabilities, damages, claims, actions, causes of action, costs, expenses, including, without limitation, reasonable attorneys fees (collectively the “Losses”) which New Operator may incur as a result of discrepancies between the Resident Trust Funds as delivered by Transferor to New Operator and the full amount of the Resident Trust Funds for such resident as of the Closing Date. Except for any discrepancies between the Resident Trust Funds as delivered by Transferor to New Operator and the full amount of the Resident Trust Funds for such resident as of the Closing Date, New Operator agrees to indemnify, defend and hold harmless Transferor from any Losses which Transferor may incur as the result or arising from any action or inaction of New Operator in respect of the Resident Trust Funds from and after the Closing Date.

1.6           Employees. Prior to the Closing Date, Transferor will provide to New Operator a schedule (the “Employee Schedule”) which reflects, in all material respects, the following as of the Closing Date: (i) the name of all Facility-based employees (the “Facility Employees”) and (ii) their positions, rates of pay, original hire dates and full/part time status and whether they are on medical disability or leave of absence. Transferor will terminate the employment of each of the Facility Employees as of the Closing Date.

(a)           On or before the Closing Date, New Operator shall offer to hire, on an at- will basis, all Facility Employees so that Transferor is not required to give notice to employees of any Facility of the “closure” thereof under the Worker Adjustment and Restraining Notification Act (the “WARN Act”) or any other comparable state law. Facility Employees shall include, but not be limited to, any employees who are on medical disability or leaves of absence and who worked at the Facility immediately prior to such disability or leave who are able to perform the essential functions of the position with or without a reasonable accommodation, and who are qualified for the position. Any such offer of employment to a Facility Employee by New Operator shall be to perform comparable services upon comparable terms as such Facility Employee held with Transferor as of the Closing Date. Transferor shall have the right (but not the obligation) to employ or offer to employ any Facility Employee who declines New Operator’s offer of employment. On the Closing Date, and subject to applicable law, including, without limitation, HIPAA, Transferor shall provide New Operator with employee personnel files and governing policies and procedures as part of the Facility Records.

(b)           New Operator shall hire at the Closing Date, on an at-will basis, each Facility Employee who elects to accept employment with New Operator in accordance with the terms of Section 1.6(a) (all of such employees who accept employment with New Operator being herein called the “Hired Employees”). For a period of one (1) year following the Closing Date, Transferor and its affiliates agrees to not solicit any of the Hired Employees for employment at any other facility or healthcare related company owned, operated or managed by Transferor and its affiliates. For a period of one (1) year following the Closing Date, New Operator and its affiliates agrees to not solicit any employees of Transferor or its affiliates currently employed at any other facility or healthcare related company owned, operated or managed by Transferor or it’s affiliates for any employment with New Operator or its affiliates. Notwithstanding the foregoing, general employment solicitations made pursuant to newspaper, television, radio or other general advertisement which are not specifically targeted at any particular person or group of persons shall not be deemed a violation of this Section 1.6(b).

(c)           Unless otherwise agreed to by the parties, Transferor shall pay to each Facility Employee, on that date which would have been the next regularly scheduled payroll date for such employee following the Closing Date, an amount equal to any and all accrued salary earned by such employee as of (but not including) the Closing Date. Transferor shall also pay to each Facility Employee, in accordance with the requirements of all applicable law, any and all vested paid time off earned by, and payable to, each Facility Employee as of (but not including) the Closing Date and provide to New Operator a schedule of such amounts to be paid by Transferor.

(d)           Nothing in this Agreement shall create any rights in favor of any person not a party hereto, including the Facility Employees, or constitute an employment agreement or condition of employment for any employee of Transferor or any affiliate of Transferor.

(e)           Transferor shall make available group health plan continuation coverage pursuant to the requirements of Section 601, et seq. of ERISA and Section 4980B of the Internal Revenue Code, as amended (“COBRA”), to all of the Facility Employees to whom it is required to offer the same under applicable law. Transferor acknowledges and agrees that New Operator is not assuming any of Transferor’s obligations to its employees and/or qualified beneficiaries under COBRA or otherwise, except as specifically provided in this Section 1.6. As of the Closing Date, all active Facility Employees: (i) who participate as of the Closing Date in group health coverage sponsored by Transferor (a summary of which group health plan shall be provided to New Operator) and (ii) who become Hired Employees, shall be eligible for participation in a group health plan (as defined for purposes of Internal Revenue Code Section 4980B) if established and maintained by New Operator for the general benefit of its employees and their dependents, and all such Hired Employees shall, if permissible under the plan of New Operator, be covered without a waiting period and without regard to any pre-existing condition unless (x) they are under a waiting period with Transferor at the Closing Date, in which case they shall be required to complete their waiting period while under New Operator’s group health plan or in accordance with the terms of New Operator’s benefit plan or (y) they were subject to a pre-existing condition exclusion while under Transferor’s group-health plan, in which case they shall be subject to the same exclusion while in New Operator’s group health plan or in accordance with the terms of New Operator’s benefit plan. Notwithstanding the foregoing, New Operator shall use commercially reasonable efforts to obtain waivers of any applicable waiting period or pre-existing condition exclusions.

(f)            New Operator and Transferor agree to indemnify, defend and hold harmless the other party from any Losses which such party may incur under the WARN Act or any comparable state law in the event of the violation by the other party of its obligations under

Sections 1.6(a), (b) and (c); provided, however, that nothing herein shall he construed as imposing any obligations on New Operator to indemnify, defend or hold harmless Transferor from any Losses that it may incur under the WARN Act as a result of the acts or omissions of Transferor prior to the Closing Date, it being understood and agreed that New Operator shall only be liable for its own acts and omissions from and after the Closing Date (including, without limitation, any failure by New Operator to comply with its obligations under Section 1.6(b)).

1.7           Accounts Receivable.

(a)           Transferor shall retain all right, title and interest in and to all unpaid accounts receivable with respect to the Facility that relate to all periods prior to the Closing Date.

(b)           Payments received by Transferor or New Operator after the Closing Date with respect to the Facility from third party payors, such as the Medicare Program, the Medicaid Program, the Veteran’s Administration, or managed care companies or health maintenance organizations, shall be handled as follows:

(i)            if the accompanying remittance advice indicates, or if the parties otherwise agree, that the payments relate solely to services provided prior to the Closing Date, (A) in the event that such payments are received by New Operator, New Operator shall promptly remit such payments to Transferor not later than ten (10) days after such payment is received, and until so forwarded, New Operator shall hold such payments in trust for the benefit of Transferor and (B) in the event that such payments are received by Transferor, Transferor shall retain such payments;

(ii)           if the accompanying remittance advice indicates, or if the parties otherwise agree, that the payments relate solely to services provided after the Closing Date, (A) in the event that such payments are received by New Operator, New Operator shall retain the payments and (B) in the event that such payments are received by Transferor, Transferor shall promptly remit such payments to New Operator not later than ten (10) days after such payment is received, and until so forwarded, Transferor shall hold such payments in trust for the benefit of New Operator;

(iii)          if the accompanying remittance advice indicates, or if the parties otherwise agree, that the payments relate to services provided both prior to and after the Closing Date, (A) in the event that such payments are received by New Operator, New Operator shall promptly following receipt of such payment (but in any event, not later than ten (10) days after such payment is received) forward to Transferor the amount of such payment relating to services provided prior to the Closing Date, and until so forwarded, New Operator shall hold such payments in trust for the benefit of Transferor, and (B) in the event that such payments are received by Transferor, Transferor shall promptly following receipt of such payment (but in any event, not later than ten (10) days after such payment is received) forward to New Operator the amount of such payment relating to services provided from and after the Closing Date and until so forwarded, Transferor shall hold such payments in trust for the benefit of New Operator; and

(iv)          if the accompanying remittance advice does not indicate the period to which a payment relates or if there is no accompanying remittance advice and if the parties do not otherwise agree as to how to apply such payment, then, any such payments received during the first ninety (90) days after the Closing Date shall be first applied against the oldest outstanding accounts receivable due from such payor and any such payments received following the first ninety (90) days after the Closing Date shall be first applied against accounts receivable related to periods following the Closing Date.

(c)           Transferor and New Operator recognize that Transferor receives periodic interim payments (“PIP Payments”) under the Medicare Program with respect to goods and services provided to the residents of the Facility prior to the Closing Date and that the remittance advice for the PIP Payments does not indicate the period to which such payments relate. Accordingly, notwithstanding anything contained in Section 1.7(b) to the contrary, Transferor and New Operator agree that the first two (2) PIP Payments received for the Facility from and after the Closing Date shall be paid to Transferor and all subsequent PIP Payments received for each Facility shall be paid to New Operator.

(d)           Any payments received by Transferor or New Operator from or on behalf of private pay patients with outstanding balances as of the Closing Date will be applied as designated on the accompanying remittance advice. If the period(s) for which such payments are made is not indicated on the accompanying remittance advice, and the parties are unable to agree as to the periods to which such payments relate, then, any such payments received during the first ninety (90) days after the Closing Date shall be first applied against the oldest outstanding account receivable due from such payor and any such payments received following the first ninety (90) days after the Closing Date shall be first applied against accounts receivable related to periods following the Closing Date.

(e)           New Operator and Transferor shall forward to the other party via email or facsimile any and all remittance advices, explanation of benefits, denial of payment notices and all other correspondence received by the party that relate to services provided by the other party. The documents shall be forwarded within twenty-four (24) hours following receipt in accordance with the notice provisions contained herein.

(f)            Nothing herein shall be deemed to limit in any way Transferor’s rights and remedies to recover accounts receivable due and owing in respect of services rendered at the Facility prior to the Closing Date.

(g)           If the parties mutually determine that any payment hereunder was misapplied by the parties, the party which erroneously received said payment shall remit the same to the other within ten (10) days after said determination is made.

(h)           For a period of three hundred and sixty-five (365) days after the Closing Date, New Operator and Transferor shall, upon reasonable notice and during normal business hours and subject to all applicable laws, including, without limitation, HIPAA, have the right to inspect all receipts and other books and records of the other respective party in order to confirm the other party’s compliance with the obligations imposed on it under this Section.

(i)            if either party fails to forward to the other party any payment received by such party in accordance with the terms of this Section 1.7, the other party shall be entitled (among all other remedies allowed by law and this Agreement) to interest on the amount owed at the rate of 12% per annum, simple interest, until such payment has been paid. The payment of any interest imposed under this Section 1.7(i), if any, shall be made together with the underlying payment therefore.

(j)            In accordance with Section 1.8, any payments received by the Transferor from residents prior to the Closing Date with respect to goods and services to be provided at the Facility during any period from and after the Closing Date shall be transferred by Transferor to the New Operator on the Closing Date.

1.8           Prorations.

(a)           Subject to the terms and provisions of the Purchase Agreement, utility charges for the billing period in which the Closing Date occurs, real and personal property taxes attributable to the Facility, and any other items of revenue or expense attributable to the Facility (the “Prorated Items”) shall be prorated between Transferor and New Operator as of the Closing Date, such that all items of income and expense accruing on the Closing Date shall be for the account of New Operator. In general, such prorations shall be made so as to reimburse Transferor for prepaid expense to the extent such expense is attributable to periods from and after the Closing Date and to charge Transferor for expenses accrued but unpaid as of the Closing Date. The intent of this provision shall be implemented by New Operator remitting to Transferor any invoices for Prorated Items that reflect a service date before the Closing Date and by New Operator assuming responsibility for the payment of any invoices for Prorated Items that reflect a service date after the Closing Date with any overage or shortage in payments by either party to be adjusted and paid as provided in Sections 1.8(b) and (c). Transferor agrees to assist in the orderly transfer of utilities, phone systems, alarm systems, and any other specialized equipment requiring dedicated lines and to provide to New Operator contact information for all requested services.

(b)           All such prorations shall be made on the basis of actual days elapsed in the relevant accounting, billing or revenue period and shall be based on the most recent information available to Transferor. Utility charges which are not metered and read as of the Closing Date shall be estimated based on prior charges, and shall be re-prorated upon receipt of statements therefor.

(c)           To the extent possible and based on reasonable estimates, the parties shall make all prorations on the Closing Date. All amounts owing from one party hereto to the other party hereto that require adjustment after the Closing Date shall be settled within thirty (30) days after the Closing Date or, in the event the information necessary for such adjustment is not available within said thirty (30) day period, then as soon thereafter as practicable; provided, however, that all such adjustments shall be made within one (1) year after the Closing Date.

(d)           Within thirty (30) days after the Closing Date, New Operator shall transfer to Transferor an amount equal to any petty cash remaining at the Facility on the Closing Date.

1.9           Access to Records.

(a)           On the Closing Date, Transferor shall, to the extent permitted by applicable law, including, without limitation, HIPAA, allow all of the Facility Records that are in Transferor’s possession or control to remain at the Facility or if requested by New Operator, to the extent such records are in an electronic format, provide such information directly to New Operator for downloading by New Operator on its computer system.

(b)           Subsequent to the Closing Date, New Operator shall allow Transferor and its agents and representatives to have reasonable access to (upon reasonable prior notice and during normal business hours), and to make copies of, at Transferor’s expense, the books and records and supporting material of the Facility relating to any period prior to the Closing Date, to the extent reasonably requested by Transferor, which access shall not unreasonably disrupt New Operator’s operations.

(c)           Transferor shall be entitled to remove the originals of any records delivered to New Operator, for purposes of litigation involving a resident or employee to whom such record relates, if an officer of a court of competent jurisdiction or agency official certifies that such original must be produced in order to comply with applicable law or the order of a court of competent jurisdiction in connection with such litigation and Transferor shall provide New Operator with a complete copy of such records prior to its removal at Transferor’s reasonable cost and expense and as a condition precedent to receiving such original record. Any record so removed shall promptly be returned to New Operator following its use.

(d)           New Operator agrees to maintain the Facility Records that have been received by New Operator from Transferor or otherwise, including, but not limited to, resident records and records of resident funds, to the extent required by law, but in no event for less than seven (7) years, and thereafter shall allow Transferor a reasonable opportunity to remove such documents, at Transferor’s expense, in the event that New Operator shall decide to dispose of such documents. Prior to disposing of any Facility Records, New Operator shall give Transferor written notice of New Operator’s intention to dispose of such records, and Transferor may, within a period of sixty (60) calendar days from the receipt of any such notice, notify New Operator of its desire to retain any such records. Upon the receipt of such notice, New Operator shall deliver to Transferor, at Transferor’s sole cost and expense, any records which Transferor so elects to retain.

1.10         Cost Reports. Transferor shall timely prepare and file with the appropriate Medicare and Medicaid agencies any final cost reports with respect to its operation of the Facility which are required to be filed by law under the terms of the Medicare and Medicaid Programs. New Operator acknowledges that Medicare Part A coinsurance receivables from dates of service prior to the Closing Date exist and agrees that to the extent the information is provided to the New Operator so that it may accurately reflect the information in the filing to (i) report any uncollectible amounts (i.e., “Medicare Bad Debts”) from the Transferor’s dates of service on its initial Medicare cost report and any subsequent cost reports if needed and (ii) if the New Operator receives payment on the Medicare Part A Bad Debts that are from the Transferors dates of service, the New Operator will reimburse the Transferor for these amounts at such time as the Transferor provides a schedule of the Medicare Bad Debts and supporting documentation to the New Operator.

1.11         Recoupments. Transferor acknowledges and agrees that, subject to Section 1.12, it shall be responsible for all Medicare and Medicaid billing and cost reports filed with Medicare and Medicaid with respect to the Facility prior to the Closing Date, and New Operator acknowledges and agrees that it shall be responsible for all Medicare and Medicaid billing and cost reports filed with Medicare and Medicaid with respect to the Facility from and after the Closing Date. Accordingly, in the event it is determined by Medicare or Medicaid that as a result of an audit or a denial of a claim (a) Transferor has been overpaid during the pre-Closing Date period or has otherwise received payment(s) for goods or services provided at the Facility prior to the Closing Date to which it was not entitled for any reason under applicable Medicare or Medicaid rules and regulations or (b) New Operator has been overpaid during the period from and after the Closing Date or has otherwise received payment(s) for goods or services provided at the Facility from and after the Closing Date to which it was not entitled for any reason under applicable Medicare or Medicaid rules and regulations (collectively, each party’s “Reimbursement Obligations”), each party is and shall be responsible for its Reimbursement Obligations. Accordingly, Transferor and New Operator (as applicable, “Indemnitor”) each agrees to indemnify, defend and hold harmless the other (as applicable, “Indemnitee”) from and against any and all claims, damages, liabilities, costs, expenses or other charges incurred by, assessed against or paid by Indemnitee (the “Claims”) with respect to the Reimbursement Obligations of Indemnitor. Each party agrees promptly after receipt thereof to provide the other party with any documentation received by it that it believes may give rise to a Claim under this Section (an “Indemnity Notice”). Within thirty (30) days after receipt of the Indemnity Notice, Indemnitor shall in good faith review the Claim and, if appropriate, Indemnitor shall, at its sole cost and expense, challenge, appeal or defend against the matter described in the Indemnity Notice within the applicable time periods required by law or agreement with the payor, and, in such event, no payment shall be due from Indemnitor to Indemnitee under this Section until the earlier to occur of (i) the full and final resolution of such claim on terms which require a payment by Indemnitor or Indemnitee or (ii) the recoupment from Indemnitee in whole or in part of the amount which is the subject of such indemnity Notice, in which event payment shall be made within twenty (20) days following notice to Indemnitee of an event described in subparagraph (i) or (ii) hereof. If Indemnitor notifies Indemnitee in writing of its intention to challenge, appeal or defend any Claim, Indemnitor shall control such challenge, appeal or defense in its sole discretion and Indemnitor will not be liable to Indemnitee for any fees of counsel or any other expenses with respect to the challenge, appeal or defense of such Claim following any such notify; provided, however, Indemnitor may not settle any such challenge, appeal or defense without the consent of Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, unless the sole relief provided is payment of the applicable Reimbursement Obligations (and then only to the extent that such Reimbursement Obligations relate to periods for which Indemnitor is responsible). If Indemnitor fails or elects not to challenge, appeal or defend the Claims described in the Indemnity Notice, Indemnitor shall indemnify Indemnitee against such Claims within twenty (20) days following the thirty (30) day period described above. In addition to the foregoing, Indemnitor agrees to cooperate with Indemnitee in responding to any Claim and, subject to applicable law (including, without limitation, HIPAA) to make available to Indemnitee such documents and records as Indemnitor determines may be necessary or desirable to defend any such Claims. All payments not made by Indemnitor to Indemnitee when due shall be subject to interest at the Prime Rate announced in the Money Rates section of The Wall Street Journal plus two percent (2%) from the date due to the date paid in full. Notwithstanding anything contained in the Purchase Agreement or this Agreement to the contrary, this Section 1.11 shall supercede and govern any other provisions of the Purchase Agreement or this Agreement regarding the Reimbursement Obligations; provided, however, Transferor’s and New Operator’s obligations and liabilities under this Section 1.11 shall be subject to the limitations on liability set forth in Section 11.5 of the Purchase Agreement.

1.12         Post-Closing Billing. Following the Closing Date, New Operator shall cause the Hired Employees (a) to perform all tasks necessary to complete all bills for services provided during periods preceding the Closing Date and (b) to cooperate and provide reasonable assistance to Transferor’s Regional Accounts Manager to make final accounting entries for the

Facility for periods preceding the Closing Date. Without limiting the foregoing, New Operator shall cause the Hired Employees to perform all tasks necessary to complete all bills for services provided prior to Closing Date, including performing the “Triple Check” process and related procedures required to ensure that all Medicare and Medicaid billings are comprehensive and accurate in accordance with CMS regulations and Transferor’s current practices.

1.13         Post-Closing Data Breach. From and after the Closing Date, New Operator shall indemnify, defend and hold harmless Transferor from and against any loss, claim or damage suffered or incurred by Transferor related to any noncompliance with any privacy or data security requirements applicable to any Facility Records (including, without limitation, HIPAA) or any breach of confidentiality with respect to or other misuse of any data or other information obtained by New Operator pursuant to this Agreement or the Purchase Agreement.

1.14         Surveys. Transferor represents and warrants that, as of the Effective Date, Plans of Correction have been submitted and approved (and are awaiting resurvey) for all outstanding compliance items identified on any state or federal surveys with respect to the Facility.

1.15         Operating Procedures Manuals. Transferor agrees to leave one set of their operating procedures manuals at the Facility, to be retained by New Operator for historical reference purposes only (and not for ongoing operations purposes). Transferor does not assign, license, or otherwise transfer (and Transferor hereby expressly reserves) any copyright or intellectual property rights regarding Transferor’s manual or procedures to New Operator.

ARTICLE II
TRANSFEROR’S REPRESENTATIONS AND WARRANTIES

2.1           Transferor’s Representations and Warranties.

(a)           Except as expressly set forth in the Purchase Agreement or in this Agreement, Transferor makes no representation, warranty, or covenant whatsoever with respect to any matter, thing or event.

(b)           Transferor represents and warrants to New Operator as follows:

(i)            Employee Relations. To Transferor’s knowledge: (a) there is no pending or threatened employee strikes or work stoppage; (b) there is no collective bargaining agreement existing or currently being negotiated by Transferor; and (c) none of the employees at the Facility are currently represented by any labor union or organization.

(ii)           Covered Entity. Transferor is a “covered entity” for HIPAA purposes.

(c)           Survival. The representations, warranties and covenants made in this Agreement by Transferor shall survive for such period and be subject to the indemnification obligations set forth in the Purchase Agreement as though made thereunder.

(d)           Knowledge Defined. All references in this Agreement to “Transferor’s knowledge” or words of similar import are qualified by Section 6.3 of the Purchase Agreement.

ARTICLE III
NEW OPERATOR’S REPRESENTATIONS AND WARRANTIES

3.1           New Operator’s Representations and Warranties. New Operator represents and warrants to Transferor as follows:

(a)           Covered Entity. New Operator is a “covered entity” for H1PAA purposes.

3.2           Survival. The representations, warranties and covenants made in this Agreement by New Operator shall survive for such period and be subject to the indemnification obligations set forth in the Purchase Agreement as though made thereunder.

ARTICLE IV
OBLIGATIONS OF THE PARTIES PRIOR TO CLOSING

4.1           Pursuit of State License, Federal and State Regulatory Approvals and Insurance. Promptly, and no later than 30 days following the Effective Date, New Operator shall file any and all applications for, and pay any and all filing, processing or similar fees or charges incident to, and thereafter New Operator shall use its best efforts to (a) obtain one or more licenses from the applicable state authority to operate the Facility (“Licenses”) and (b) at New Operator’s election, seek assignment of or obtain new federal and state regulatory certifications such as Medicare and Medicaid Provider Agreements, clinical laboratory certifications and pharmacy registrations (“Federal and State Regulatory Certifications”). Transferor shall reasonably cooperate with New Operator, at no out-of-pocket cost or expense to Transferor, in connection with the obtaining of the Licenses and Federal and State Regulatory Certifications.

ARTICLE V
CONDITIONS PRECEDENT TO NEW OPERATOR’S OBLIGATIONS

5.1           Closing under Purchase Agreement. Unless waived by New Operator, its obligation to consummate the transactions contemplated by this Agreement is subject to the Closing under the Purchase Agreement occurring simultaneously with the closing of the transactions contemplated under this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT TO TRANSFEROR’S OBLIGATIONS

6.1           Closing under Purchase Agreement. Unless waived by Transferor, its obligation to consummate the transactions contemplated by this Agreement is subject to the Closing under the Purchase Agreement occurring simultaneously with the closing of the transactions contemplated under this Agreement.

ARTICLE VII
TERMINATION

7.1           Termination by Mutual Consent. This Agreement may be terminated at any time at or prior to the time by the mutual consent of Transferor and New Operator.

7.2           Termination of Purchase Agreement.  This Agreement shall terminate automatically, without any action by either party, upon any termination of the Purchase Agreement.

7.3           Effect of Termination. If a party terminates this Agreement because one of the conditions precedent to its obligations hereunder has not been satisfied, or if this Agreement is otherwise terminated, this Agreement shall become null and void without any liability of any party to the other; provided, that if such termination is as a result of a breach by any of the parties hereto of any of its representations, warranties or covenants in this Agreement, then the non-breaching party shall have the same rights with respect to such breach as it would have for a breach of the Purchase Agreement under Article 11 of the Purchase Agreement.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1           Drafting. The parties hereto have carefully reviewed and negotiated the terms of this Agreement and the Transaction Documents, and Transferor and New Operator hereby acknowledge and agree that they have had a full and fair opportunity to review and negotiate the Agreement and the Transaction Documents with the advice of its counsel. Therefore, there shall be no presumption in favor of the non-drafting party.

8.2           Costs and Expenses. Except as expressly otherwise provided in this Agreement, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

8.3           Performance. In the event of a breach by either party of its obligations hereunder, the other party shall have the right, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement, and the breaching party hereby waives the defense that there may be an adequate remedy at law.

8.4           Benefit and Assignment. This Agreement binds and inures to the benefit of each party hereto and its successors and proper assigns. Neither party shall be permitted to assign its rights or obligations under this Agreement without the prior consent of the other parties hereto, provided, however, that New Operator shall have the right, subject to Transferor’s prior written consent (which consent shall be subject to Transferor’s sole and absolute discretion), to assign its rights and interests hereunder upon prior written notice to the other parties; provided, further, no such assignment shall relieve New Operator of any of its liabilities or obligations hereunder and New Operator and such assignee shall be jointly and severally liable for all such liabilities and obligations.

8.5           Effect and Construction of this Agreement. The captions used herein are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument. Copies of original signatures sent by facsimile transmission shall be deemed to be originals for all purposes of this Agreement. All gender employed in this Agreement shall include all genders, and the singular shall include the plural and the plural shall include the singular whenever and as often as may be appropriate. When used in this Agreement, the term “including” shall mean “including but not limited to.”

8.6           Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice, or the next business day after being sent, overnight service, by nationally recognized overnight courier, or upon receipt after being mailed by certified or registered mail (return receipt requested), in each case, postage prepaid, registered or certified mail, or if sent by facsimile, upon confirmation of successful transmission thereof (only if such notice is also delivered by hand, overnight delivery or registered or certified mail), properly addressed to the party entitled to receive such notice at the address stated below:

If to Transferor:

Five Star Quality Care-GA, LLC

400 Centre Street

Newton, MA 02458

Att: Bruce J. Mackey Jr. and

Travis K. Smith, Esq.

To New Operator:

Mt. Kenn Nursing, LLC

Two Buckhead Plaza

3050 Peachtree Road NW, Suite 570

Atlanta, Georgia 30305

Attn: Chris Brogdon

8.7           Waiver, Discharge, etc. This Agreement shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by or on behalf of each of the parties hereto by their duly authorized officer or representative. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.8           Rights of Persons Not Parties. Nothing contained in this Agreement shall be deemed to create rights in persons not parties hereto, other than the successors and proper assigns of the parties hereto.

8.9           Governing Law; Disputes. This Agreement shall be governed by and construed in accordance with the laws of the state in which the Facility is located disregarding any contrary rules relating to the choice or conflict of laws.

8.10         Severability. Any provision, or distinguishable portion of any provision, of the Agreement which is determined in any judicial or administrative proceeding to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders a provision hereof prohibited or unenforceable in any respect.

8.11         Entire Agreement. This Agreement including the schedules and exhibits hereto and the Purchase Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, warranties, or representations between the parties with respect to the subject matter hereof other than as set forth herein.

8.12         Purchase Agreement Governs. Subject to Section 1.11, in the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of the Purchase Agreement, or to the extent that any matter is addressed in the Purchase Agreement but is not addressed in this Agreement, the terms and provisions of the Purchase Agreement shall govern and control.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.

TRANSFEROR:

FIVE STAR QUALITY CARE-GA, LLC,
a Delaware limited liability company

By:	/s/ Bruce J. Mackey Jr.
Name:	Bruce J. Mackey Jr.
Title:	President and Chief Executive Officer

NEW OPERATOR:

MT. KENN NURSING, LLC,
a Georgia limited liability company

By:	/s/ Boyd P. Gentry
Name:	Boyd P. Gentry
Title:

SCHEDULE 1

FACILITY

Autumn Breeze Healthcare Center

480 Sandtown Road

Marietta, Georgia